EXHIBIT 8.1



                        __________, 1995




Board of Directors
Meridian Bancorp, Inc.
35 North Sixth Street
Reading, PA 19601

Board of Directors
United Counties Bancorporation
Four Commerce Drive
Cranford, NJ 07016

Re:  Merger of United Counties Bancorporation with and into
     Meridian Bancorp, Inc.; Merger of United Counties Trust
     Company with and into Meridian Bank, New Jersey

Ladies and Gentlemen:

     You have requested our opinion in connection with the transaction contemplated by the Agreement and Plan of Merger (the "Holding Company Merger Agreement") dated as of May 23, 1995 between Meridian Bancorp, Inc., a Pennsylvania corporation ("Meridian"), and United Counties Bancorporation, a New Jersey corporation ("UCB"), pursuant to which UCB will be merged with and into Meridian, which will be the surviving corporation. At the Effective Date of such merger (the "Merger"), each share of UCB Common Stock issued and outstanding immediately prior to such date will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 5.0 shares of Meridian Common Stock, subject to possible adjustment as provided in Section 1.02(e) of the Holding Company Merger Agreement. In the event of such adjustment, no fractional shares of Meridian Common Stock will be issued. In lieu thereof, shareholders of UCB will receive cash in an amount determined pursuant to Section 1.02(e) of the Holding Company Merger Agreement. UCB's shareholders will not be entitled to exercise dissenters' rights in connection with the Merger. All shares of UCB Common Stock held as treasury shares by UCB or held by an UCB Subsidiary, Meridian, or a Meridian Subsidiary on the Effective Date of the Merger will be cancelled, and no shares of Meridian Common Stock or other property will be delivered in exchange therefor. Attached to and trading with each share of Meridian Common Stock are certain "poison pill" rights (the "Rights") issued pursuant to the Meridian Rights Agreement.

     You have also requested our opinion in connection with the transaction contemplated by the Bank Plan of Merger dated as of May 23, 1995 between Meridian Bank, New Jersey, a New Jersey banking corporation ("MBNJ"), and United Counties Trust Company, a New Jersey banking corporation ("UCTC"), and as amended as of _________, 1995, pursuant to which UCTC will, concurrently with or as soon as practicable after the closing of the Merger of UCB with and into Meridian, be merged with and into MBNJ, which will be the surviving bank. At the effective date of such merger (the "Bank Merger"), all of the issued and outstanding shares of UCTC Common Stock and all shares of UCTC Common Stock held as treasury shares will be cancelled, and no shares of MBNJ Common Stock will be delivered in exchange therefor.

     This opinion is being furnished pursuant to Sections 5.01(i) and 5.02(i) of the Holding Company Merger Agreement. All capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Holding Company Merger Agreement and its exhibits.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Holding Company Merger Agreement, the exhibits thereto, and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of UCB and Meridian, including certain written representations of the managements of UCB and Meridian annexed hereto. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information, and representations contained in the aforesaid documents or otherwise referred to above.

     In preparing our opinion, we have considered applicable provisions of the IRC, Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed relevant.

     Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for federal income tax purposes:

     1. The Merger, pursuant to which UCB will transfer all of its assets to Meridian in exchange for Meridian Common Stock (including any fractional share interests) and the assumption by Meridian of all of UCB's liabilities, will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

     2. UCB and Meridian will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     3. Neither UCB nor Meridian will recognize any gain or loss upon the transfer of UCB's assets to Meridian in exchange solely for Meridian Common Stock (including any fractional share interests) and the assumption by Meridian of the liabilities of UCB.

     4. The basis of the UCB assets in the hands of Meridian will be the same as the basis of such assets in the hands of UCB immediately prior to the Merger.

     5. The holding period of the assets of UCB to be received by Meridian will include the period during which the assets were held by UCB.

     6. No gain or loss will be recognized by the shareholders of UCB on the receipt of Meridian Common Stock (including any fractional share interests) solely in exchange for their shares of UCB Common Stock.

     7. The basis of the Meridian Common Stock (including any fractional share interests) to be received by the UCB shareholders in the Merger will be the same as the basis of the UCB Common Stock surrendered in exchange therefor.

     8. The holding period of the Meridian Common Stock (including any fractional share interests) to be received by the UCB shareholders in the Merger will include the period during which the UCB shareholders held their UCB Common Stock, provided the shares of UCB Common Stock are held as a capital asset on the Effective Date of the Merger.

     9. The payment of cash in lieu of fractional share interests of Meridian Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Meridian. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC Section 302(a). Any gain or loss recognized by a UCB shareholder will be a capital gain or loss, provided the shares of UCB Common Stock are held as a capital asset on the Effective Date of the Merger.

     10. The Meridian Stock Purchase Rights transferred with the shares of Meridian Common Stock will not constitute "other property" within the meaning of IRC Section 356(a)(1)(B).

     11. As provided in IRC Section 381(c)(2) and related Treasury regulations, Meridian will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of UCB as of the Effective Date of the Merger. Any deficit in the earnings and profits of Meridian or UCB will be used only to offset the earnings and profits accumulated after the Merger.

     12. Pursuant to IRC Section 381(a) and related Treasury regulations, Meridian will succeed to and take into account the items of UCB described in IRC Section 381(c). Such items will be taken into account by Meridian subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

     13. The Bank Merger will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

     14. UCTC and MBNJ will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     15. Neither UCTC nor MBNJ will recognize any gain or loss upon the transfer of UCTC's assets to MBNJ in constructive exchange solely for MBNJ Common Stock and the assumption by MBNJ of the liabilities of UCTC.

     16. The basis of the UCTC assets in the hands of MBNJ will be the same as the basis of such assets in the hands of UCTC immediately prior to the Bank Merger.

     17. The holding period of the UCTC assets in the hands of MBNJ will include the period during which such assets were held by UCTC.

     18. No gain or loss will be recognized by Meridian, as the shareholder of UCTC, upon the constructive receipt of shares of MBNJ Common Stock in exchange for the UCTC Common Stock surrendered in exchange therefor in the Bank Merger.

     19. The basis of the MBNJ Common Stock to be held by Meridian after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the UCTC Common Stock surrendered in the constructive exchange.

     20. As provided in IRC Section 381(c)(2) and related Treasury regulations, MBNJ will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of UCTC as of the Effective Date of the Bank Merger. Any deficit in the earnings and profits of MBNJ or UCTC will be used only to offset the earnings and profits accumulated after the Bank Merger.

     21. Pursuant to IRC Section 381(a) and related Treasury regulations, MBNJ will succeed to and take into account the items of UCTC described in IRC Section 381(c). Such items will be taken into account by MBNJ subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the
Treasury regulations thereunder.

     We call your attention to the fact that certain portions of this opinion relating to the federal income tax treatment of UCB shareholders may not be applicable to persons who received their UCB Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or to foreign persons or persons who, because of their circumstances or status, are subject to special federal income tax treatment.

     Except as set forth above, we express no other opinion as to the tax consequences of the mergers and related transactions to any party under federal, state, local or foreign laws.


                              Very truly yours,


                              STEVENS & LEE